Exhibit 99.1

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Reed Byrum, APR
Byrum Innovation Group, Inc.
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reedbyrum@byruminnovation.com

FIRST NATIONAL BANCSHARES EXTENDS NEXITY ARRANGEMENT

SPARTANBURG, SC, April 1, 2010 – First National Bancshares, Inc., (NASDAQ: FNSC), today announced it has extended its current financial arrangement with Nexity Bank. First National agreed on March 26, 2010 to the extension of its loan modification and settlement agreement with Birmingham, AL-based Nexity, initially signed December 30, 2009.

Though the loan’s outstanding principal balance is $9,640,917, the amended settlement agreement extends First National’s ability to pay a discounted sum of $3,500,000 plus accumulated 2010 interest in full satisfaction of the loan. First National is in full compliance with all the provisions of the loan agreement with Nexity. Both banks now await final regulatory approval of their amended settlement agreement.

Pursuant to the terms of the amended agreement, First National paid Nexity $147,827 on March 26, 2010, to satisfy interest for the quarter ended December 31, 2009.

As part of its strategy, First National continues to work diligently on its goal to improve its capital ratios, and the amended settlement agreement with Nexity loan relates to this activity.

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About First National Bancshares
First National Bancshares, Inc., (NASDAQ: FNSC) is a $717.7 million asset bank holding company, based in Spartanburg, South Carolina. First National Bancshares was incorporated in 1999 to conduct general banking business. Additional information about First National is available online at www.fnbwecandothat.com.